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                                  EXHIBIT 4.08


                   Delrina Corporation 1994 Stock Option Plan


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                              DELRINA CORPORATION
                              -------------------
                             1994 STOCK OPTION PLAN


1.   PURPOSE

1.1 This 1994 Stock Option Plan has been established by the Corporation to provide incentives to certain of its key employees.

2.   DEFINITIONS

2.1  In this Plan, the following terms have the following meanings:

     (a) "Associate" means "associate" as defined in the ONTARIO SECURITIES
         ACT;

     (b) "Corporation" means DELRINA CORPORATION, its successors and assigns, and any reference in the Plan to action by the Corporation means action by or under the authority of the Plan Administrator with the ratification of the board of directors of the Corporation;

     (c) "Date of Grant" of an Option means the date the Option is granted to a Participant under the Plan;

     (d) "Designated Amount" of a Participant's Option means the maximum number of Shares which the Participant may purchase under the Option, as designated by the Corporation at the time the Option is granted;

     (e) "Designated Percentage" in respect of an Option means the percentage of the Designated Amount representing the maximum number of Shares which a Participant may purchase under the Option during each Option Period which shall be 20% for the period commencing 18 months after the Date of Grant, 20% for the period commencing 30 months after the Date of Grant, 20% for the period commencing 42 months after the Date of Grant, 20% for the period commencing 54 months after the Date of Grant and 20% for the period commencing 66 months after the Date of Grant unless otherwise determined by the Corporation, which may be evidenced by resolution of the board of directors for any particular Participant or Participants;

    (f) "Earliest Exercise Date" in respect of an Option means the earliest date on which the Option may be exercised which shall be the date which is 18 months (547 days) following the Date of Grant unless otherwise determined by the Corporation which may be evidenced by resolution of the board of directors for any particular Participant or Participants;


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1994 Stock Option Plan                                                Page 2
Established January 1, 1994


    (g) "Eligible Person" means a director of the Corporation or any employee of the Corporation or a direct or indirect subsidiary or any other person or company engaged to provide on-going management or consulting services for the Corporation or a direct or indirect subsidiary;

     (h) "Latest Exercise Date" means the latest date on which an Option may be exercised, which shall be the seventh anniversary of the Date of Grant unless otherwise determined by the Corporation, but in no event later than the tenth anniversary of the Date of Grant;

     (i) "Option" means a right granted under the Plan to a Participant to purchase Shares in accordance with the Plan;

     (j) "Option Price" in respect of an Option means the market price per Share on the Toronto Stock Exchange (the "TSE") at the close of the trading day prior to the Date of Grant, and is the price at which the Participant may purchase Shares under the Option if or when exercised;

     (k) "Option Periods" in respect of an Option means the periods of time set out in subsection 2.1(e).

     (l) "Participant" means an Eligible Person who has agreed to participate in the Plan on such terms as the Corporation may specify at the time he is designated as an Eligible Person;

     (m) "Plan" means this 1994 Canadian Stock Option Plan, as amended and restated from time to time; and

     (n) "Plan Administrator" means the Corporate Secretary of the Corporation or any person or persons or committee that may be designated for the purpose by the board of directors;

     (o) "Shares" means the common shares in the capital of the Corporation, and includes any shares of the Corporation into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a capital reorganization, amalgamation, merger, arrangement or other form of reorganization.


2.2 In this Plan, unless the context requires otherwise, words importing gender include the masculine and feminine and words importing the singular number include the plural and vice versa.


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1994 Stock Option Plan                                              PAGE 3
Established January 1, 1994


3.  GRANTING OF OPTIONS AND DETERMINATION OF THE OPTION PRICE

3.1 From time to time, the Corporation may designate one or more Eligible Persons for the purposes of the Plan. If an Eligible Person agrees to participate in the Plan on such terms as the Corporation may specify at the time he is designated as an Eligible Person, he shall become a Participant in the Plan.

3.2 From time to time the Corporation may grant an Option to a Participant to acquire Shares in accordance with the Plan. In granting such Option, the Corporation shall designate:

     (a)  the Designated Amount;

     (b)  the Earliest Exercise Date;

     (c)  the Latest Exercise Date;

     (d)  the Designated Percentage; and

     (e)  the Option Price.

3.3 Subject to the terms of the Plan, the Corporation shall determine the terms of all Options.

3.4 Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect the employment of any Eligible Person who is an employee of the Corporation or any of its affiliates, but failure to participate shall not entitle any Eligible Person to any form of compensation in lieu of Options.

4.   EXERCISE OF PARTICIPANT'S OPTIONS

4.1 Subject to the terms of the Plan, an Option may be exercised by a Participant only on or after the Earliest Exercise Date and thereafter from time to time at such Participant's discretion, to purchase in the aggregate a number of Shares equal to the aggregate of the previously unexercised portion of the Designated Amount of Shares, provided that, unless the Corporation otherwise agrees in writing,

     (a) subject to (b), the maximum number of Shares which the Participant may purchase under the Option during each of the Option Periods commencing on the Earliest Exercise Date of the Option shall be equal to the Designated Percentage of the Designated Amount of the Option for such Option Period, and

     (b) if the number of Shares purchased under the Option during any of the Option Periods is less than the maximum number which could have been purchased under the Option during that Option Period, the difference shall be carried forward and



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1994 Stock Option Plan                                               Page 4
Established January 1, 1994



          added to the maximum number of Shares which may be purchased under the Option in any following Option Period, and so on from time to time, provided that the percentage of the Designated Amount which the Participant may purchase under an Option shall not exceed 100%.

4.2 (1) Unless and until the Corporation otherwise determines, a Participant's Option shall not be exercisable by the Participant, whether or not it is exercisable under section 4.1, without the specific written consent of the Corporation, on or after any of the following dates:

     (a) the date on which the Participant's employment, or management or consulting agreement, with the Corporation or any of its subsidiaries, direct or indirect, is terminated for cause or, in the case of a Participant who is a director of the Corporation but not an employee, the date on which such Participant ceases to be a member of the board of directors for any reason other than death as contemplated by (b) below;

     (b) six months after the Participant's employment, or management or consulting agreement, with the Corporation or any of its subsidiaries, direct or indirect, is terminated by reason of death, or, in the case of a Participant who is a director of the Corporation but not an employee, six months after the date on which such Participant ceases to be a member of the board of directors by reason of death, or

     (c) 30 days after the date on which the Participant's employment, or management or consulting agreement, with the Corporation or any of its subsidiaries, direct or indirect, is terminated in any manner or for any reason, as may be determined by the Corporation in its sole discretion, including without limitation, by reason of the Participant's disability, pre-retirement, normal retirement or early retirement or any other termination of employment, other than as set forth in (a) or (b) above.

  (2) Unless and until the Corporation otherwise determines, a Participant's Option shall terminate and may not be exercised after the Latest Exercise Date of the Participant's Option.

4.3 The exercise of an Option shall be made by notice to the Corporation in writing specifying and subscribing for the number of Shares in respect of which the Option is being exercised at that time and, except where payment is made by another means satisfactory to the Corporation, accompanied by a certified cheque or bank draft payable to the Corporation in the amount of the aggregate Option Price for such number of Shares. As of the business day the Corporation receives such notice and such payment, the Participant (or the person claiming through him, as the case may be) shall be entitled to be entered on the share register of the Corporation as the holder of the number of Shares in respect of which the Option was exercised and as promptly as possible thereafter shall be delivered a certificate representing the said number of Shares.

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1994 Stock Option Plan                                                  Page 5
Established January 1, 1994


5.    MAXIMUM NUMBER OF SHARES TO BE ISSUED UNDER THE PLAN

5.1 The number of Shares which may be issued under Options granted pursuant to this Plan is limited to 1,900,000.

      In each case, the Corporation may, with appropriate shareholder approval, if necessary, from time to time designate such other maximum number which will not in any event exceed the maximum number permitted from time to time under any applicable law or under the applicable rules of any stock exchange upon which the Shares are listed or the NASDAQ.

5.2 If any Option has terminated or expired without being fully exercised, any unissued Shares which have been reserved to be issued upon the exercise of such Option shall become available to be issued upon the exercise of Options subsequently granted under the Plan.

5.3 Notwithstanding any other provision of this Plan, the number of Shares reserved for issuance to any one person pursuant to options shall not exceed 5% of the issued and outstanding shares.


6.    ANTI-DILUTION PROVISIONS

6.1 If the number of outstanding Shares shall be increased or decreased as a result of a stock split, consolidation or recapitalization but not as a result of the issuance of Shares for additional consideration or by way of stock dividend, the Corporation may make appropriate adjustments to the Designated Amount of any Option which has previously been granted under the Plan, the maximum number of Shares which the Participant may thereafter purchase under such Option, the Option Price in respect of such Option and the maximum number of Shares which may be issued under the Plan in accordance with section 5.1.

6.2 No fractional shares shall be issued upon the exercise of an Option nor shall any script certificate in lieu therefor be issuable at any time. Accordingly, if as a result of any adjustment under section 6.1 a Participant would otherwise have become entitled to a fractional share upon the exercise of an Option, he shall have the right to purchase only the next lower whole number of shares and no payment or other adjustment will be made with respect to the fractional interests so disregarded.

7.    LOANS TO PARTICIPANTS

7.1 Subject to applicable law and applicable rules of any stock exchange in Canada upon which the Shares are listed, the Corporation may in its sole discretion arrange for the Corporation or any subsidiary to make loans or provide guarantees or other support arrangements for loans by financial institutions to assist Participants to purchase Shares upon the exercise of the Options so granted or to assist the Participants to pay any income tax eligible upon exercise of the Options.

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1994 Stock Option Plan                                                  Page 6
Established January 1, 1994


Such loans may be secured or unsecured, and shall bear interest at such rates, if any, and be on such other terms as may be determined by the Corporation.

8.    ACCOUNTS AND STATEMENTS

8.1 The Corporation shall maintain records of the details of each Option granted to each Participant under the Plan, including the Date of Grant, Designated Amount and the Option Price of each Option, the number of Shares in respect of which the Option has been exercised and the maximum number of Shares which the Participant may still purchase under the Option at any given time. Upon request therefor from a Participant and at such other times as the Corporation shall determine, the Corporation shall furnish the Participant with a statement setting forth the details of his Options. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Corporation within 30 days after such statement is given to the Participant.


9.    REORGANIZATION

9.1 In this Article 9, "reorganization" means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for Shares which if successful would entitle the offeror to acquire all of the Shares, or (v) arrangement or other scheme of reorganization.

9.2 In the event of a reorganization or proposed reorganization, the Corporation, at its option, may, but shall not be obligated to, do any one of the following:

      (a) the Corporation may cancel any Option, upon giving to the Participant to whom an Option has been granted at least 30 days' written notice of its intention to cancel such Option, and during such period of notice, the Option, to the extent that it has not been exercised, may be exercised by the Participant up to the Designated Amount of Shares which may be purchased under the Option, without regard to the limitations contained in subsection 4.1(a), and on the expiry of such period of notice, the unexercised portion of the Option shall lapse and be cancelled;

      (b) the Corporation or any corporation which is or would be the successor to the Corporation or which may issue securities in exchange for Shares upon the reorganization becoming effective may offer any Participant the opportunity to obtain a new or replacement option over any securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Shares under option (and otherwise substantially upon the terms of the Options being replaced, or upon terms no less favourable to the Participant) including but not limited to the periods during which the Options may be exercised and expiry dates; in such event, the Participant shall, if he accepts such offer, be deemed to have released his Option over Shares and such Option shall be deemed to have lapsed and be cancelled; or

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1994 Stock Option Plan                                                  Page 7
Established January 1, 1994



      (c) the Corporation may commute any Option or portion thereof that is not capable of being exercised, upon giving to the Participant to whom the Option has been granted notice of its intention to commute the Option, and after giving such notice, the Corporation may commute the unexercised portion of any such Option into cash, other securities or other property, the fair market value of which is equal to the value of the unexercised portion of the Option, as determined by the board of directors of the Corporation, acting reasonably, and upon the commuting of any Option as provided herein, the unexercised portion of the Option shall lapse and be cancelled.

9.3 Subsections (a), (b) and (c) of section 9.2 are intended to be permissive and may be utilized independently or successively in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Corporation to deal with Options in any other matter.


10.    NOTICES

10.1 Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through a Participant shall be given by:

       (a) personal delivery to the Participant or to the person claiming or deriving rights through the Participant, as the case may be; or

       (b) prepaid mail or delivery to the most recent address which is maintained for the Participant in the Corporation's personnel records.


10.2 Any payment, notice, statement, certificate or instrument required or permitted to be given to the Corporation shall be given by mailing it registered, postage prepaid, or delivering it to the Corporation at its principal address to the attention of the Corporate Secretary.

10.3 Any payment, notice, statement, certificate or other instrument referred to in Sections 10.1 and 10.2, if delivered, shall be deemed to have been given or delivered on the date on which it was delivered or, if mailed, shall be deemed to have been given or delivered on the date of receipt.


11.    GENERAL


11.1 From time to time the Corporation may add to or amend any of the provisions of the Plan or terminate the Plan; provided however that, subject to the provisions of Articles 6 and 9, (i) any approvals required under any applicable law or applicable rules of any stock exchange upon which the Shares are listed or the NASDAQ are obtained, and (ii) unless a Participant otherwise agrees, any such addition, amendment or termination shall apply only in respect of Options granted on or after the date of such addition, amendment or termination.

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1994 Stock Option Plan                                               Page 8
Established January 1, 1994

11.2 The determination by the Corporation of any question which may arise as to the interpretation or implementation of the Plan or any of the Options granted hereunder shall be final and binding on all Eligible Persons, Participants and other persons claiming or deriving rights through any of them.

11.3 The Plan shall enure to the benefit of and be binding upon the Corporation, its successors and assigns. The interest of any Eligible Person or Participant under the Plan or in any Option shall be not transferable or alienable by him either by pledge, assignment or in any other manner whatsoever and, during his lifetime, shall be vested only in him, but shall thereafter enure to the benefit of and be binding upon the legal personal representatives of the Eligible Person or the Participant, as the case may be.

11.4 The Corporation's obligation to issue Shares in accordance with the terms of this Plan and any Options granted hereunder is subject to compliance with the laws, rules and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the rules of any stock exchange on which any of the Shares may be listed. As a condition of participating in the Plan, each Eligible Person shall agree to comply with all such laws, rules and regulations and to furnish to the Corporation all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

11.5 Neither an Eligible Person nor a Participant shall not have any rights as a shareholder in respect of Shares subject to an Option until such Shares have been paid for in full and issued.

11.6 No Eligible Person, Participant or other person shall have any claim or right to be granted Options under the Plan, notwithstanding any previous grant of Options under the Plan. Neither the Plan nor any action taken thereunder shall interfere with the right of the employer of a Participant to terminate an Eligible Person's or Participant's employment at any time. Neither any period of notice nor any payment in lieu thereof, nor combination thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

11.7 This Plan and any Options granted hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.8  This Plan is hereby instituted as of the 1st day of January, 1994.